December 17, 1997


FOR IMMEDIATE RELEASE

CATERPILLAR FINANCIAL SERVICES CORPORATION
 ANNOUNCES EUROPEAN MEDIUM-TERM NOTE PROGRAM

	Nashville, Tennessee - Caterpillar Financial Services Corporation (CFSC) announced today the establishment of a European Medium-Term Note Program.
Under the program, the company and its wholly-owned subsidiary in Ireland, Caterpillar International Finance plc, may issue notes from time to time, in a variety of currencies and denominations with maturities of one month or longer, with the maximum aggregate principal amount of all notes outstanding at any time not to exceed U.S. $1.5 billion (or its equivalent in other currencies). The notes issued by Caterpillar International Finance plc will be guaranteed by CFSC.

	The net proceeds from the issuance of the notes are expected to be used for the financing of future sales and leasing transactions, for customer and dealer loans and for other corporate purposes.

	The notes have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States or to a United States person absent registration or an applicable exemption from the registration requirements.
	The company is a wholly owned finance subsidiary of Caterpillar Inc. and is principally engaged in the business of financing sales and leases of
Caterpillar products and non-competitive related equipment through Caterpillar dealers.  It also extends loans to Caterpillar customers and dealers.

Caterpillar contact:
	Dick Stober
	Corporate Public Affairs
	(309) 675-5548
	Internet Address:  Dick-Stober@CAT.e-mail.com

S:\LEGALPRO\DEPT\Pjg\Press Releases\US Version of Euro MTN 12-17-97.doc      AJL
December 18, 1997       12:48 PM